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                     September 6, 2022

       Jeff Tuder
       Chief Executive Officer
       Concord Acquisition Corp
       477 Madison Avenue
       New York, NY 10022

                                                        Re: Concord Acquisition
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 4, 2022
                                                            Form 10-K/A for the
Fiscal Year Ended December 31, 2021
                                                            Filed September 1,
2022
                                                            File No. 001-39770

       Dear Mr. Tuder:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction